Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687-8080
VECTOR GROUP LTD. TO SELL UP TO $110 MILLION
SENIOR CONVERTIBLE DEBENTURES

     MIAMI, FL, June 28, 2006 — Vector Group Ltd. (NYSE: VGR) announced today the pricing of $85 million of its 3 7/8% Variable Interest Senior Convertible Debentures due 2026 (the “Debentures”) through a private offering pursuant to Rule 144A of the Securities Act of 1933, as amended. The initial purchaser also has an option to purchase an additional $25 million of Debentures. The offering is anticipated to close on July 12, 2006.
     The Debentures mature on June 15, 2026, but the Company must redeem a minimum of 10% of the total aggregate principal amount of the Debentures outstanding on June 15, 2011. The holders of the Debentures will also have an option to require the Company to repurchase some or all of their Debentures on June 15, 2012, June 15, 2016 and June 15, 2021. Beginning on June 15, 2012, the Company may redeem some or all of the Debentures. The Debentures are convertible into the Company’s common stock, at the option of the holder, at an initial conversion price of $21.50 per share, subject to anti-dilution adjustments. Interest on the Debentures is payable quarterly commencing on September 15, 2006. The Debentures accrue interest at 3 7/8% per annum, with an additional amount of interest payable on each interest payment date based upon the amount of cash dividends per share paid by the Company on its common stock during the prior three-month period ending on the record date (together, the “Total Interest”). Notwithstanding the foregoing, however, the interest payable on each interest payment date shall be the higher of (i) the Total Interest and (ii) 5 3/4% per annum.
     The Company intends to use the net proceeds of the issuance to redeem the remaining $62.5 million principal amount of its 6.25% Convertible Subordinated Notes due July 15, 2008

and for general corporate purposes. The closing of the offering is subject to customary closing conditions.
     The Company has agreed to register the Debentures and the shares of common stock issuable upon conversion thereof for resale under the Securities Act of 1933, as amended.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the Debentures. The Debentures and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Debentures and the common stock issuable upon conversion of the Debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
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